Exhibit 99.2(k)(iv)



              FORM OF FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT

             THE TOPIARY FUND FOR BENEFIT PLAN INVESTORS (BPI) LLC


     This FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT is made as of September 10, 2004 by and among DB Investment Managers, Inc. (the "Adviser"), The Topiary Fund for Benefit Plan Investors (BPI) LLC (the "Fund"), and The Topiary Master Fund for Benefit Plan Investors (BPI) LLC (the "Master Fund").

     WHEREAS, the Fund invests substantially all of its investable assets in The Topiary Offshore Fund for Benefit Plan Investors (BPI) LDC, which in turn invests all of its investable assets in the Master Fund;

     WHEREAS, the Adviser and the Master Fund have entered into an Investment Management Agreement as of September 10, 2004 (the "Investment Management Agreement"), whereby the Adviser provides certain management and investment advisory services to the Master Fund in return for a management fee;

     WHEREAS, the Adviser is also entitled to be allocated an incentive allocation (the "Incentive Allocation") in respect of its advisory services to the Master Fund pursuant to the terms of the Fund's Amended and Restated Limited Liability Company Operating Agreement;

     WHEREAS, the Adviser desires to waive all or a portion of its fees under the Investment Management Agreement and/or reimburse expenses of the Fund as may from time to time be necessary as provided herein;

     WHEREAS, the Adviser understands and intends that the Fund and the Master Fund will rely on this Agreement in preparing a registration on Form N-2 and in accruing the expenses of the Fund and the Master Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund and the Master Fund to do so; and

     WHEREAS, the members of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower Fund operating expenses than they would absent such waivers and/or reimbursements.

     NOW, THEREFORE, the Adviser agrees to waive management fees paid by the Master Fund and/or reimburse direct expenses of the Fund (including the Fund's pro rata share of the Master Fund's direct expenses) to the extent necessary to limit the ordinary annual operating expenses of the Fund, excluding the Incentive Allocation, to 2.0% of the average daily net assets of the Fund for the annual period; provided, however, in no event shall the Adviser be required to reimburse to the Fund expenses in excess of the amount of expenses actually incurred by the Fund. The relative amounts of the waiver of fees and/or reimbursement of expenses will be determined by the Adviser in its discretion, so long as the total ordinary annual operating expenses incurred by the Fund do not exceed the amount stated above.

     This contractual fee waiver and/or expense reimbursement shall be effective for the current fiscal year of the Fund and the Master Fund and for fiscal years thereafter unless the Adviser shall notify the Fund and the Master Fund of the termination of the contractual fee waiver and/or expense reimbursement not less than 30 days' prior to the end of the then-current fiscal year.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                     THE TOPIARY FUND FOR BENEFIT
                                     PLAN INVESTORS (BPI) LLC


                                     By:
                                        --------------------------------------
                                     Name:
                                     Title:


                                     THE TOPIARY MASTER FUND FOR
                                     BENEFIT PLAN INVESTORS (BPI) LLC

                                     By:
                                        --------------------------------------
                                     Name:
                                     Title:


                                     DB INVESTMENT MANAGERS, INC.


                                     By:
                                        --------------------------------------
                                     Name:
                                     Title:



                                      2